UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 21, 2004

Date of report (Date of earliest event reported)

SHEFFIELD PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50002	52-2175896
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 110310 Naples, Florida	34103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (239) 598-2300

ITEM 1.

CHANGES IN CONTROL OF REGISTRANT

On July 21, 2004, there was a change in control of the registrant as a result of closing under a Stock Purchase Agreement dated July 21, 2004.  Strong Win Limited, a British Virgin Islands corporation acquired a total of 6,076,116 shares, or approximately 90% of the Company’s issued and outstanding common stock.   The aggregate purchase price for the shares was $50,000 which was paid in cash at closing out of the funds of the purchaser.

The sellers were Equity Investors, Inc., Ambassador Capital Group, Inc., Glenn Little and Mid-Continental Securities Corp.

There was no immediate change in the officers and directors of the Company as a result of, or in conjunction with, the change in control.

PRINCIPAL SHARE OWNERSHIP

The following table sets forth, as of July 21, 2004 (prior to, and immediately following the closing of the transaction), stock ownership of each executive officer and director of the Company, of all executive officers and directors of the Company, as a group, and of each person known by the Company  to be a beneficial owner of 5% or more of its Common Stock.  Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power as to such shares.  No person listed below has any options, warrant or other right to acquire additional securities of the Company except as may be otherwise noted.

Name and Address	Number of Shares Owned Beneficially Prior to Sale	Percent of Class Owned	Number of Shares Owned Beneficially After Sale	Percent of Class Owned
Mid-Continental Securities P.O. Box 110310 Naples, Florida 34108-0106	3,970,690	58.81%	609,374	9.03%
Frank Pioppi (1) P.O. Box 110310 Naples, Florida 34108-0106	3,970,690	58.81%	609,374	9.03%
Glenn Little (2) 211 West Wall Street Midland, TX 79701	1,300,000	19.26%	160,000	2.37%
Equity Investors, Inc. P.O. Box 110310 Naples, Florida 34108-0106	1,500,000	22.22%	0	0%
James J. Charles (3) 645 5th Avenue, Suite 430 New York, NY 10022	0	0	0	0
Cosmo Palmieri (3) 5120 Mansfield View CourtAustin, TX 78732	0	0	0	0
Strong Win Limited 15th Floor, East Wing Sincere Insurance Building 6 Hennessy Road Wanchai Hong Kong	0	0	6,076,116	90.00%
All directors and executive officers (2 persons)	0	0	0	0

(1)    Mr. Pioppi is the owner of 92% of the issued and outstanding common stock of Mid-Continental Securities Corp, and as such may be deemed to be the beneficial owner of the shares of Sheffield Products, Inc., owned by Mid-Continental Securities Corp.

(2)  Includes 300,000 shares owned by family members, of which Mr. Little may be deemed to be the beneficial owner.

(3)  The person listed is an officer, a director, or both, of the Company.

ITEM 7.

FINANCIAL STATEMENTS AND EXHIBITS

(c)

The following exhibits are filed as part of this Current Report on Form 8K:

2.1

Stock Purchase Agreement, dated July 21, 2004.

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHEFFIELD PRODUCTS, INC.

Date: July 23, 2004	By: /S/ JAMES J. CHARLES James J. Charles, President and a Director